Exhibit 99.2

August 31, 2007

The Board of Directors
The Great Atlantic & Pacific Tea Company, Inc.
2 Pargon Drive
Montvale, NJ 07645

We hereby consent to the (i) use of our opinion letter dated March 4, 2007 to the Board of Directors of The Great Atlantic & Pacific Tea Company, Inc., included in Annex G to the joint proxy statement/prospectus included in Amendment No. 2 to the Registration Statement on Form S-4 filed on August 31, 2007 (the “Registration Statement”), relating to the proposed merger of The Great Atlantic & Pacific Tea Company, Inc. and Pathmark Stores, Inc. and (ii) the references to such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.
By:	/s/ Anu Aiyengar
Name: Anu Aiyengar
Title: Executive Director

J.P. Morgan Securities Inc. • 277 Park Avenue, New York, NY 10172